Exhibit 99.1

FOR IMMEDIATE RELEASE
PRESS RELEASE
May 13, 2008

ANGIOTECH APPOINTS HANK MCKINNELL TO ITS BOARD OF DIRECTORS

VANCOUVER, BC, May 13, 2008 – Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP), a global specialty pharmaceutical and medical device company, today announced the appointment of Dr. Hank McKinnell to its Board of Directors.

Dr. McKinnell is the former Chief Executive Officer and former Chairman of the Board of Directors of Pfizer Inc. He is currently Chairman of the Accordia Global Health Foundation, an organization dedicated to fighting infectious diseases in Africa, and the Lead Director of the Board of Directors of Moody’s Corporation.

“We are honoured that Dr. McKinnell has agreed to join our Board of Directors,” said Dr. William Hunter, President and CEO of Angiotech.  “With his history and experience in many roles at Pfizer, including as Chairman and CEO, Dr. McKinnell brings the deep industry knowledge and extraordinary leadership qualities that we will need to facilitate our continued evolution into a significant, multinational, operating business in the life sciences sector.”

Dr. McKinnell joined Pfizer in 1971 in Tokyo and over the years, held positions of increasing responsibility around the world, including service as President of Pfizer Asia.  In 1984, Dr. McKinnell relocated to New York, where he served as Vice President-Strategic Planning, Chief Financial Officer, President-Pfizer Medical Device Group, President-Pfizer Pharmaceuticals Group, and President and Chief Operating Officer.  He was named Chairman and Chief Executive officer in 2001 and served in this role until his retirement in the second half of 2006.

Dr. McKinnell is the Chairman Emeritus of the Business Roundtable, an association of the CEOs of America’s largest companies, the Pharmaceutical Research Manufacturers Association, the Food and Drug Law Institute, and the Medical Device Manufacturers Association.  He has also served as vice chairman of the World Economic Forum, as a member of the WEF Foundation Board of Trustees, and on the President’s Advisory Council on HIV/AIDS.

Dr. McKinnell holds a Bachelor's Degree in business from the University of British Columbia, and M.B.A. and Ph.D. degrees from the Stanford University Graduate School of Business.

About Angiotech

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company with over 1,500 dedicated employees. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP), please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Deirdre Neary

Manager, Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 222-7056

dneary@angio.com